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                                                                      EXHIBIT 12


                      NORAM ENERGY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands of dollars)

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
                                           SIX MONTHS ENDED
                                               JUNE 30,                         YEAR ENDED DECEMBER 31,
                                        --------------------  ------------------------------------------------------------
                                          1998       1997        1997          1996        1995        1994        1993
                                         _______   ________    ________      ________    ________    ________    ________
Income from continuing operations        $ 58,456  $ 69,112    $ 66,722      $ 95,138    $ 65,529    $ 51,291    $ 39,935
Income taxes for continuing operations     54,863    45,411      55,781        66,352      55,379      34,372      46,481
Non-utility interest capitalized                0         0           0             0           0           0           0
                                         ________  ________    ________      ________    ________    ________    ________
                                          113,319   114,523     122,503       161,490     120,908      85,663      86,416
                                         ________  ________    ________      ________    ________    ________    ________
Fixed charges
   Interest                                51,199    66,379     126,912       130,592     155,584     167,384     169,857
   Distribution on trust securities           427
   Amortization of debt discount and
      expense                               1,180     1,616       3,086         3,582       3,483       3,312       3,421
   Portion of rents considered to
      represent an interest factor          4,630     3,994       7,988        10,083      16,215      11,292      10,402
                                         ________  ________    ________      ________    ________    ________    ________
      Total fixed charges                  57,436    71,989     137,986       144,257     175,282     181,988     183,680
                                         ________  ________    ________      ________    ________    ________    ________
Income from continuing operations
  before income taxes and fixed
  charges                                $170,755  $186,512    $260,489      $305,747    $296,190    $267,651    $270,096
                                         ========  ========    ========      ========    ========    ========    ========
Ratio of earnings to fixed charges           2.97      2.59        1.89          2.12        1.69        1.47        1.47
                                         ========  ========    ========      ========    ========    ========    ========
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